CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered: Debt Securities
Proposed Maximum Aggregate Offering Price: $45,534,000
Amount of Registration Fee (1)(2): $3,246.57

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.
Filed under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 260 — dated Monday, August 2, 2010 (To: Prospectus Dated July 21, 2008)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050WDJ1	$22,723,000.00	100.000%	1.250%	$22,438,962.50	FIXED	3.800%	SEMI-ANNUAL	08/15/2016	02/15/2011	$19.32	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Charles Schwab & Co., Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

06050WDK8	$22,811,000.00	100.000%	1.800%	$22,434,618.50	FIXED	5.000%	SEMI-ANNUAL	08/15/2020	02/15/2011	$25.42	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Charles Schwab & Co., Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

			Offering Dates: Monday, July 26, 2010 through Monday, August 02, 2010							Bank of America InterNotes
			Trade Date: Monday, August 02, 2010 @ 12:00 PM ET							Prospectus dated 21-Jul-08
Settlement Date: Thursday, August 05, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Bank of America			Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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